  Exhibit (2)(e)

SECOND AMENDMENT TO
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
THE CHOSEN, LLC

THIS SECOND AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT (this “Second Amendment”) of THE CHOSEN, LLC, a Utah limited liability company (the “Company”), is made as of the 23rd day of May, 2018 (“Effective Date”), by and between the Company and The Chosen Productions, LLC, a Utah limited liability company (the “Member”), as the sole member of the Company. Unless otherwise indicated, capitalized words and phrases used in this Second Amendment shall have the meanings set forth in the Operating Agreement (as defined below).

RECITALS

A.            The Company was duly organized on October 24, 2017 as a limited liability company under Utah law and is governed by that certain Amended and Restated Operating Agreement dated March 6, 2018 (the “Original Agreement”), as amended by that certain First Amendment to the Amended and Restated Operating Agreement dated April 25, 2018 (the “First Amendment,” and together with the Original Agreement, the “Operating Agreement”).

B.            The undersigned desires to amend the Operating Agreement as set forth below.

AMENDMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Article XI of the Operating Agreement is hereby deleted in its entirety and replaced with [Reserved].

2.           Section 12.9 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

B.           All amendments to this Agreement will be in writing and signed by the Manager upon approval by the Members holding a Majority Interest.

3.           This Second Amendment shall be deemed to amend the Operating Agreement and, to the extent of any conflict therewith, supersedes the provisions thereof. All remaining terms and conditions of the Operating Agreement not modified by this Second Amendment shall remain in full force and effect, and the Member hereby ratifies and confirms the Operating Agreement, as hereby amended, in all respects.

4.            The laws of the State of Utah shall govern the validity of this Second Amendment and the construction and interpretation of its terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Member has executed this Second Amendment on the date first written above.

MEMBER:

THE CHOSEN PRODUCTIONS, LLC
By: /s/ Derral Eves__________________
Name: Derral Eves
Title: Manager